Filed Pursuant to Rule 424(b)(3)
Registration No.  333-135640

AUXILIO, INC.

2,132,076 Shares of Common Stock

This Prospectus Supplement supplements and amends the prospectus dated August 10, 2009, with respect to the resale of 2,132,076 shares of our common stock, or the Prospectus. We are supplementing the Prospectus to provide the following information:

1.	On August 13, 2009, we filed an amendment to our quarterly report on Form 10-Q/A for the quarter ended June 30, 2009, with the Securities and Exchange Commission.

The information attached to this Prospectus Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including all amendments and supplements thereto.

THE SECURITIES OFFERED IN THE PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is August 14, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 10-Q/A
__________________

(Mark One)
[X]           QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2009

[   ]           TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _______ to _______

Commission file number 000-27507
__________________

AUXILIO, INC.
(Exact name of registrant as specified in its charter)
__________________

Nevada	88-0350448
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

27401 Los Altos, Suite 100
Mission Viejo, California  92691
(Address of principal executive offices, zip code)

(949) 614-0700
(Registrant’s telephone number, including area code)
__________________

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑ No .

Indicated by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Date File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).   Yes    No .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer     ☐     Accelerated filer     ☐     Non-accelerated filer     ☐     Smaller reporting company     ☑

Indicate by check mark whether the registrant is a shell company (as defined by Section 12b-2 of the Exchange Act). Yes No ☑.

The number of shares of the issuer's common stock, $0.001 par value, outstanding as of August 12, 2009 was 19,040,401.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 1 to our Quarterly Report on Form 10-Q for the period ended June 30, 2009 (the Form 10-Q), is to provide the information required in “PART II- OTHER INFORMATION, ITEM 4- SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS”.  In addition, we are including currently dated certifications as Exhibits 31.1 and 32.1 hereto.  No other changes have been made to the Form 10-Q.  This Form 10-Q/A speaks as of the original filing date and has not been updated to reflect events occurring subsequent to the original filing date.

PART II - OTHER INFORMATION

ITEM 4.                      SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

The Annual Meeting of Stockholders of Auxilio, Inc was held on June 18, 2009. The matters voted upon at the meeting included the following proposals.

Proposal 1                       Election of Directors

At the meeting, the stockholders elected the following persons to serve as directors of Auxilio Inc. until the next annual meeting, or until their removal or resignation: Edward B. Case, Joseph J. Flynn, Michael Joyce, John D. Pace, Max Poll, Mark St Clare, Michael Vanderhoof, Etienne L. Weidemann.

Name	Votes For	Votes Withheld
Edward B. Case	11,670,242	108,319
Joseph J. Flynn	11,670,411	108,150
Michael Joyce	11,670,411	108,150
John D. Pace	11,670,242	108,319
Max Poll	11,670,411	108,150
Mark St. Clare	11,670,242	108,319
Michael Vanderhoof	11,670,242	108,319
Etienne L. Weidemann	11,670,411	108,150

Proposal 2                      To Authorize Amendments to the 2007 Stock Option Plan

The stockholders approved amendments to the Company’s 2007 Stock Option Plan to increase by 1,500,000 shares the total number of shares of Common Stock available for issuance under the Plan from 4,470,000 to 5,970,000. There were 8,915,559 shares voting for approval, 444,287 shares voting against, 2,418,715 broker non-votes and no shares abstained.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AUXILIO, INC.

Date:  August 14, 2009                                                                                          /s/                      Paul T. Anthony
                             Paul T. Anthony
                                                                                                                                                             Interim President and Chief Executive Officer
                                                             (Principal Executive Officer)
                             Chief Financial Officer
                                                                                                                                                             (Principal Accounting Officer)